Exhibit L

SHARE REPURCHASE AGREEMENT

This Share Repurchase Agreement, dated as of February 11, 2013 (this “Agreement”), is made and entered into by and among PartnerRe Ltd., a company incorporated under the laws of Bermuda (the “Company”) and Trident III, L.P., a Cayman Islands limited partnership (the “Seller”).

W I T N E S S E T H:

WHEREAS, the Seller beneficially owns outstanding common shares, par value $1.00 per share, of the Company (the “Shares”); and

WHEREAS, upon the terms and subject to the conditions set forth herein, the Company desires to purchase from the Seller, and the Seller desires to sell to the Company, the Shares.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

1.         Purchase and Sale of the Shares; Special Representation.  The Seller shall sell, transfer, assign, convey and deliver or cause to be sold, transferred, assigned, conveyed and delivered to the Company, and the Company shall purchase from the Seller, free and clear of any liens (other than any restrictions on transfer imposed by applicable foreign, federal and state securities and insurance laws), 105,769 Shares owned by the Seller to be sold to the Company for a purchase price per share equal to $87.89 (which represents a discount from the closing price of the Shares on the New York Stock Exchange on February 11, 2013), for an aggregate purchase price of US$9,296,037, payable as set forth below in Section 3.

2.         No Reliance.

(a)        The Seller hereby acknowledges that it is selling Shares to the Company as contemplated in this Agreement without any reliance on the Company or its representatives, that such sale has not been solicited by the Company, and that such sale has been initiated by the Seller based on its current investment strategies.  The Seller further acknowledges and agrees that, except for payment of the purchase price for the Shares, the Company will not have any liability arising from the sale of the Shares contemplated hereby, including any liability under the securities or other laws, rules and regulations.

(b)        The Seller also specifically acknowledges that the Company would not enter into this Agreement in the absence of the Seller’s representations and acknowledgments set out in this Agreement, and that this Agreement, including such representations and acknowledgments, is a fundamental inducement to the Company in the sale of Shares contemplated hereby, and that the Company would not enter into this transaction but for this inducement.

3.         Closing.  The closing (the “Closing”) of the purchase and sale of the Shares contemplated hereby will take place on the date three business days after the date hereof or on such other date as may be agreed upon by the parties hereto (the date on which the Closing occurs, the “Closing Date”) unless another date is agreed to in writing by the Parties hereto.  At the Closing, (a) the Company shall deliver to the Seller by wire transfer in immediately available funds the amount noted above in Section 1 to be paid by the Company and (b) the Seller shall deliver or cause to be delivered to the Company certificates representing the Shares, duly endorsed in blank or accompanied by stock powers duly endorsed in blank, in proper form for transfer, with appropriate transfer stamps, if any, affixed.

4.         Agreement.  The Seller and the Company agree that each party hereto shall be responsible for all fees and expenses incident to its performance of, or compliance with, its obligations under this Agreement (including, in the case of the Seller, all applicable transfer taxes, if any, involved in the transfer to the Company of its Shares to be purchased by the Company).

5.         Notices.  Any notice, request, instruction or other document to be given hereunder by any person under this Agreement shall be in writing and delivered personally or sent by registered or certified mail, postage prepaid, by nationally recognized overnight courier, or by facsimile:

(a)        if to the Seller:
c/o Stone Point Capital LLC, manager
20 Horseneck Lane
Greenwich, CT  06830
Attention: David J. Wermuth, Esq.
    Principal and General Counsel
Telephone:  (203) 862-2924
Fax: (203) 862-2925

(b)        if to the Company:
PartnerRe Ltd.
Wellesley House
90 Pitts Bay Road
Pembroke HM08
Bermuda
Attention: Marc Wetherhill, Chief Legal Counsel
Telephone: (441) 202-0888
Fax: (441) 292-7010

6.         Counterparts.  This Agreement may be executed in one or more counterparts, each of which shall be deemed an original but all of which shall constitute one and the same instrument.

7.         Governing Law; Jurisdiction.  This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York without giving effect to the principles of conflicts of law thereof.

[signatures follow]

IN WITNESS HEREOF, the parties hereto have caused this Agreement to be duly executed and delivered as of the date first written above.

PARTNERRE LTD.

/s/ Marc Wetherhill
Name:	Marc Wetherhill
Title:	Chief Legal Counsel

TRIDENT III, L.P.
By:	Trident Capital III, L.P.
Its sole general partner

By:	DW Trident GP, LLC, a general partner

By	/s/ David Wermuth
Name:	David Wermuth
Title:	Sole Member